Exhibit 99.1

NEWS RELEASE

Contacts:	Jeff Galow, 713/877-5327
Valerie Calvert, 713/877-5305

Quanex Corporation Sells $125 Million Convertible Senior Debentures

Houston, Texas, May 11, 2004 - Quanex Corporation (NYSE:NX) announced today that on May 5, 2004, it completed the sale of $125 million aggregate principal amount of its 2.50% Convertible Senior Debentures due 2034 (the Debentures).  Quanex closed the sale of $100 million aggregate principal amount of the Debentures and the initial purchasers exercised their option to purchase an additional $25 million aggregate principal amount.  The Debentures are convertible into shares of Quanex common stock, upon the occurrence of certain events, at a conversion price of $57.50 per share.  Quanex will use the net proceeds to repay a portion of the amounts outstanding under its revolving credit agreement and for general corporate purposes, including potential acquisitions.

This Quanex press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  The Debentures, and the Quanex common stock issuable upon conversion of the Debentures, have not been registered under the Securities Act of 1933, as amended (the Securities Act) or the securities laws of any other jurisdiction.  Unless they are registered, the Debentures and the common stock issuable upon their conversion, may be offered or sold only in transactions that are exempt from registration under the Securities Act and other applicable securities laws.  Accordingly, Quanex made the offering of the Debentures only to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act.

Statements that use the words “expect,” “should,” “could,” “intend,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements.  The statements above are based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing of December 29, 2003 under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.

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